UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 14, 2014

AMAG PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-10865	04-2742593
(Commission File Number)	(IRS Employer Identification No.)

1100 Winter St.
Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

(617) 498-3300

(Registrant’s telephone number, including area code)

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 14, 2014, Michael Narachi, a member and Chairman of the Board of Directors (the “Board”) of AMAG Pharmaceuticals, Inc. (the “Company”), informed the Company that he will not stand for re-election at the 2014 annual meeting of stockholders of the Company (the “2014 Annual Meeting”). Mr. Narachi will continue to serve as a director until the 2014 Annual Meeting.  Mr. Narachi is currently a member of the Compensation Committee, the Nominating and Corporate Governance Committee and the Transaction Committee and will continue to serve on such committees until the Annual Meeting, although he stepped down as Chairman effective immediately. Mr. Narachi advised the Company that his decision to not stand for re-election did not involve any disagreement with the Company and that he remains highly supportive of the Company and the management team.

On April 14, 2014, the Board unanimously voted to appoint Gino Santini, a current director, to serve as Chairman of the Board, effective immediately.

Also on April 14, 2014, the Board elected James R. Sulat to serve as a director, effective immediately, to serve until the 2014 Annual Meeting, where he will stand for election by the Company’s stockholders.  The election of Mr. Sulat as an independent director brings the size of the Company’s Board to eight members.  At the end of Mr. Narachi’s term as a director at the 2014 Annual Meeting, the Board will be fixed at seven members.

From October 2009 to June 2013, Mr. Sulat served as Chief Executive Officer and Chief Financial Officer of Maxygen, Inc., a public biopharmaceutical company, and as a member of Maxygen’s Board of Directors from October 2003 to June 2013. Since June 2008, Mr. Sulat has served as a member of the Board of Directors and as a member of the Audit Committee for Momenta Pharmaceuticals, Inc., a public biotechnology company (“Momenta”). Since December 2008, Mr. Sulat has also served as the Chairman of Momenta’s Board. From May 2005 to January 2009, Mr. Sulat served in several roles for Memory Pharmaceuticals Corp., a public biopharmaceutical company (“Memory”). He served as Memory’s President and Chief Executive Officer from May 2005 until February 2008, Chief Financial Officer from February 2008 to November 2008, and as a member of Memory’s Board of Directors from May 2005 to January 2009. Since January 2005, Mr. Sulat has served on the Supervisory Board of Intercell AG or its successor company, Valneva SE, both public European biotechnology companies. Mr. Sulat currently serves as Vice Chairman of Valneva’s Supervisory Board and as Chairman of its Audit Committee. Mr. Sulat received his B.S. in Administrative Sciences from Yale University. He received his M.B.A. and his M.S. in Health Services Administration from Stanford University.

At the time of this disclosure, Mr. Sulat was not named to any committees of the Board and no committee assignments are contemplated at this time.  There are no family relationships between Mr. Sulat and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as a non-employee director, Mr. Sulat was granted a non-qualified option to purchase 6,000 shares of the Company’s common stock under the terms and conditions of the Company’s Third Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”), at an exercise price equal to the per share fair market value of the Company’s common stock on the date of grant. The foregoing stock options have a ten-year term and will vest in equal monthly installments over a two-year period, for so long as Mr. Sulat continues to serve as a director of the Company.

In addition, Mr. Sulat was granted a non-qualified option under the Company’s 2007 Plan to purchase 317 shares of the Company’s common stock at an exercise price equal to the per share fair market value of the Company’s common stock on the date of grant.  The foregoing stock option has a ten-year term and will vest in full on May 1, 2014. Further, Mr. Sulat was granted restricted stock units under the Company’s 2007 Plan covering 192 shares of the Company’s common stock, which will vest in full on May 1, 2014, provided that delivery of any vested shares of common stock underlying the foregoing restricted stock units shall be deferred until the earlier of (i) the third anniversary of the date of grant and (ii) as soon as practicable (but not later than 90 days) following the date of termination of service, provided that such termination constitutes a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1(h).

The grants made to Mr. Sulat described above reflect the pro-rated portion of the annual grants that would have otherwise been made under the terms of the Company’s Non-Employee Director Compensation Policy, which is filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Mr. Sulat will be entitled to all other applicable compensation described in the Company’s Non-Employee Director Compensation Policy as described starting on page 22 of the Proxy Statement for the Company’s 2013 annual meeting of stockholders.  The Company intends to enter into an indemnification agreement with Mr. Sulat in substantially the same form entered into with the other members of the Company’s Board.

The Company is filing this Form 8-K pursuant to Items 5.02(b) and 5.02(d).  A copy of the Company’s press release relating to this announcement is being furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The Company hereby furnishes the following exhibit:

99.1 Press release dated April 16, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMAG PHARMACEUTICALS, INC.

By:	/s/ Scott B. Townsend
Scott B. Townsend
General Counsel and Senior Vice President of Legal Affairs

Date: April 16, 2014

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated April 16, 2014